Second Quarter 2014
FINANCIAL RESULTS CONFERENCE CALL

August 19, 2014







FORWARD LOOKING STATEMENTS

This presentation contains forward-looking statements, including PDL's expectations with respect to its future royalty revenues, expenses, net income, and cash provided by operating activities. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

- The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;
- The ability of PDL's licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
- The productivity of acquired income generating assets may not fulfill our revenue forecasts and, if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the transaction;
- Changes in any of the assumptions on which PDL's projected revenues are based;
- Changes in foreign currency rates;
- Positive or negative results in PDL's attempt to acquire income generating assets;
- The outcome of litigation or disputes; and
- The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this presentation are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this presentation are qualified in their entirety by this cautionary statement.

Highly Focused on Acquiring Additional Assets

- Top priority remains bringing in additional income-generating assets
- Have committed over $800 million since embarking on this strategy in 2012
- Have committed over $240 million in 2014
- Entered royalty purchase and sale agreement with Viscogliosi Brothers for royalties on sales of a PMA-approved spinal implant in exchange for $15.5 million
- Durata Therapeutics received FDA approval for dalbavancin in May triggering a $15 million payment from PDL

PDL BioPharma

Income Generating Assets Scorecard

Current Investments:

Royalty Acquisition	Senior Secured Note Purchase	Senior Secured Financing
Viscogliosi Bros., LLC	kaléo	Paradigm Spine
$15,500,000 June 2014	$150,000,000 April 2014	$75,000,000 February 2014
Senior Secured Financing	**Senior Secured Financing**	**Royalty Acquisition**
Direct Flow Medical, Inc.	Durata Therapeutics	Depomed
$50,000,000 November 2013	$70,000,000 October 2013	$240,500,000 October 2013
Senior Secured Financing	**Senior Secured Financing/ Royalty Transaction**	**Royalty Transaction/ Senior Secured Financing**
LENSAR	AVINGER	Wellstat Diagnostics, LLC
$60,000,000 October 2013	$40,000,000 April 2013	$44,000,000 November 2012
Royalty Transaction/ Senior Secured Financing		
AxoGen		
$20,800,000 October 2012		

- 11 Transactions to date
- $800MM+ total committed with ~$715MM+ deployed
- $240MM committed year-to-date 2014
- 1 Matured Transaction (Merus Labs)

Concluded Investments:

Senior Secured Financing
Merus Labs
$55,000,000 July 2012

PDL BioPharma

Wellstat Diagnostics Update

- PDL sent a notice of default to Wellstat and each guarantor demanding immediate repayment of the note (in the amount of ~$54MM).
- To date, PDL has loaned Wellstat $45.7 million, and we are owed ~$54MM.
- We intend to place PDL in the best possible position to recover the full amount.
- We will remain flexible in determining our ultimate course of action, of which several are available to us.

Second Quarter Ended June 30, 2014 Overview

(In thousands, except per share amounts)	Three Months Ended June 30, 2014	Three Months Ended June 30, 2013	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Royalties from Queen et al. patents	$ 115,066	$ 143,617	$ 231,092	$ 235,464
Royalty rights - change in fair value	34,498	-	46,205	-
Interest revenue	12,613	4,903	21,684	8,651
License and other	575	-	575	-
Total revenues	162,752	148,520	299,556	244,115
G&A expenses	6,920	6,783	11,502	13,969
Operating income	155,832	141,737	288,054	230,146
Interest and other income, net	82	60	132	150
Interest expense	(9,858)	(6,051)	(20,383)	(12,051)
Loss on extinguishment of debt	-	-	(6,143)	-
Income before income taxes	146,056	135,746	261,660	218,245
Income tax expense	54,001	42,004	96,722	71,032
Net income	$ 92,055	$ 93,742	$ 164,938	$ 147,213
Net income per share - Basic	$ 0.57	$ 0.67	$ 1.06	$ 1.05
Net income per share - Diluted	$ 0.52	$ 0.62	$ 0.94	$ 0.96

	June 30, 2014	December 31, 2013
Cash, cash equivalents and investments	$ 217,768	$ 99,540
Total notes receivable	$ 420,319	$ 195,048
Total assets	$ 916,405	$ 543,955
Total term loan payable	$ 37,364	$ 74,397
Convertible notes payable	$ 470,781	$ 320,883
Total stockholders's equity	$ 296,661	$ 113,489

PDL BioPharma

Return to Stockholders – PDL Dividends

- **Regular quarterly dividend program will total 60 cents per share in 2014**
- **Highest dividend yield among biotech / pharma companies**
  - 2012 and 2013: paid regular, quarterly dividends totaling $0.60/share
  - 2014: paid regular, quarterly dividend of $0.15/share on March 12 and June 12, and will pay the same amount in dividends on September 12 and December 12
- **Paid second of four regular dividends on June 12th to all stockholders of record as of June 5th for a total of $24 million**

PDL BioPharma

PDL BioPharma®

QUESTION AND ANSWER SESSION

